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                                                                     EXHIBIT 6.6

                                LEASE AGREEMENT

This Lease made as of this 10th day of February, 1998, between Stolthaven Houston Inc., a Connecticut Corporation, hereinafter referred to as "Landlord" and Total Building Systems, Inc., a Texas Corporation, hereinafter referred to as "Tenant."

1.   Premises    The premises shall consist of approximately 45,494 square feet located at 15630 Jacintoport Blvd., Houston, Texas including 9,000 S.F. office, 19,560 S.F. warehouse/shop, 9,734 S.F. covered dock, and 7,200 S.F. shed on approximately 5 acres, as more particularly described on Exhibit "A" attached hereto (the "Premises").

II.  Term     The term of this Lease shall be for a period of 59 months and 19 days commencing on the 10th day of February, 1998, and terminating on the 31st day of January, 2003. Rights of cancellation and/or renewal and extension of this Lease, if any are applicable, shall be as defined in the Special Conditions
Section XXX, Item 2.

III. Rental     Tenant agrees to pay and Landlord agrees to accept as monthly rental for the Premises the following sum to be paid monthly in advance on or before the 1st day of each month for and during the term hereof the first full monthly rental payment to be due on or before February 1, 1998:

    2/10/98 - 2/28/98  $9,160/Month (prorated rent)
    3/l/98 - 8/23/98   $13,500/Month
    8/24/98 - 1/31/99  $22,260/Month (including Evans space - see Section XXX(6)
    2/l/99 - 1/31/01   $23,160/Month
    2/1/01 - 1/31/02   $23,160/Month
    2/l/02 - 1/31/03   $23,160/Month + CPI Adjustment*
    Option I  -2/l/03 - 1/31/04    Previous Year Lease Rate + CPI Adjustment*
    Option 2 - 2/1/04 -1/31/05     Previous Year Lease Rate + CPI Adjustment*
    Option 3 - 2/1/05 - 1/31/06    Previous Year Lease Rate + CPI Adjustment*
    Option 4 - 2/1/06 - 1/31/07    Previous Year Lease Rate + CPI Adjustment*
    Option 5 - 2/l/07 - 1/31/08    Previous Year Lease Rate + CPI Adjustment*

Should Tenant remain on the Premises without Landlord's approval and fail to vacate the Premises upon termination of the Lease, the Lease shall be on a month-to-month tenancy and the rental shall increase to three times the monthly rental paid during the primary term.

     * The annual increase calculated as the "CPI Adjustment" shall be defined on the attached Exhibit B.

IV.  Deposit     Upon execution of this Lease, Tenant shall deposit with
Landlord $13,500 as a Security Deposit as security for the full performance by Tenant of all its obligations under this Lease. If at any time during the Term, or an extension thereof, Tenant shall be in default or otherwise fail to perform all of its obligations hereunder, then, without notice, Landlord may appropriate all or a part of the Security Deposit to defray any and all reasonably necessary expenses incurred by Landlord in curing such default or completing such obligations, and not as liquidated damages. If Tenant is not in default at the, termination of this Lease, Landlord shall return the Security Deposit to Tenant less any sums so expended by Landlord. Landlord's obligation respecting the Security Deposit is that of a debtor, not a trustee.

V.   Uses      The Tenant shall use the Premises for the construction and/or assembly of buildings and for no other purpose without the written consent of the Landlord (which consent shall not be unreasonably withheld), and will not do or permit anything to be done on the Premises which shall increase Landlord's insurance premium or result in cancellation thereof, or which shall in any way conflict with any laws, statutes, ordinances and governmental rules relating to Tenant's use of the Premises. Tenant shall be solely responsible for obtaining any permits or approvals, governmental or otherwise, necessary to conduct activities contemplated by this Lease and shall not conduct unlawful activities on the leased premises or discharge pollutants of any type into the sanitary sewer or other drains and/or sewer lines or into the ambient air, surface waters, groundwater or the Premises or adjacent property in violation of any law, regulation or governmental order. Any bulk storage of flammable fluids must be maintained in flashproof metal tanks and/or protected by a dike or firewall. Tenant shall strictly comply with the federal and state immigration laws and laws governing imports and exports of goods to and from foreign countries.

VI.  Services    Except as may be provided in Section XXX, Paragraph 10 A-D, hereto, Tenant shall be responsible for all utilities for the Premises, including the cost of water and electricity required by Tenant to operate within the Premises. Tenant shall be responsible for janitorial and trash removal, including the cost of installing trash receptacle suitable for Tenant's needs.

VII. Rail Cars    N/A



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                                                                        02/10/98


VIII. Maintenance and Repair

      A. Tenant has inspected the Premises and accepts the Premises (including all cranes, equipment and machinery situated in or on the land and/or building included in the term "Premises") "as is, where is," "with all faults" in their present condition.

      B. Tenant shall keep the Premises in the same state of repair as when the premises were received, at its own expense, excepting for ordinary wear and tear, obsolescence and damage by fire, act of God or the elements and such repairs as under this Lease, if any, that Landlord is required to make. On the last day of the term hereof, Tenant will surrender the Premises to the Landlord swept broom-clean, in the same state of repair as when the Premises were received, reasonable wear and tear, obsolescence and damage by fire, acts of God or the elements or damage which the Landlord is required to repair hereunder excepted.

      C. The Landlord, at its own expense, will maintain in good order and repair all structural portions of the Premises, including the roof and exterior walls unless such structures are damaged by Tenant, its officers, employees, invitees or sub-contractors in which latter event such repairs will be made by Landlord at Tenant's cost. Tenant agrees to promptly pay within ten (10) days of receipt of billing by Landlord for all repairs so made for Tenant's account.

IX    Altercations, Fixtures and Personal Property

      A. Tenant may, from time to time at its own expense, make such alteration, improvements, repairs and additions to and upon the Premises and install thereon such fixtures, equipment, furniture and property as it may consider advisable for the conduct of its business. Tenant will not, without the prior written consent of the Landlord, make or suffer to be made any alteration, improvement or addition which will affect the structural portions of the Premises. Landlord agrees that it will not unreasonably withhold consent to the making of such alterations, improvements or additions. Tenant shall not cause any liens to be placed upon the Premises and shall immediately take steps to secure release of any lien which may arise as a result of Tenant's use.

      B. All fixtures, equipment, furniture and personal property installed by or at the expense of the Tenant which may be removed without material damage to the Premises shall remain the property of the Tenant and may be removed by Tenant at any time during or at the expiration of the term hereof or earlier termination of this Lease as long as Tenant is not then in default in performance of this Lease.

X.    Assignment and Subleasing     While the Tenant shall not mortgage, pledge
or encumber this lease, Tenant shall have the right to sublease to Tenants which are approved by the Landlord. Such approval by Landlord shall not be unreasonably withheld or delayed more than five business days. If a sublease is approved by Landlord, the Tenant will remain fully liable for the performance of the Tenant's obligations under the Lease, and the sublease would be expressly subject to the terms and conditions of the lease between Landlord and Tenant. Copies of all approved, fully executed subleases, shall be furnished to the Landlord.

XI.   Right of Entry     The Landlord shall have the right to enter the
Premises, provided that such entry shall not interfere with the business of the Tenant. .Landlord shall have the right to exhibit the Premises to prospective purchasers and tenants. All such rights of entry shall be subject to the security regulations of the Tenant.

XII.  Quiet Enjoyment     The Landlord shall put Tenant in possession of the
Premises and the appurtenances thereof at the beginning of the Term hereof, and the Tenant, upon paying the rent and observing the other covenants and conditions herein, shall peaceably and quietly hold and enjoy the Premises during the Term or any extension thereof. The Landlord shall warrant and defend the Tenant in the enjoyment and peaceful- possession of the Premises during the term of this Lease and any extension period.

XIII  Holding Over     If the Tenant remains in the Premises with Landlord's
approval beyond the expiration of this Lease, or as it may be renewed or extended, such holding over in itself shall not constitute a renewal or extension of this Lease, but in such event, a tenancy from month-to-month on all the terms and conditions set forth in this Lease at a monthly rental equal to 125% of the monthly rental in effect on the date of expiration shall arise subject to termination by Landlord or Tenant by not less than ten (10) days prior written Notice of Termination, such termination to be effective as of the date specified in the Notice.

XIV.  Sale by Landlord     In the event of a sale or conveyance by the Landlord
of the Premises, the same shall operate to release the Landlord of any liability upon any of the covenants and conditions, express or implied, herein contained in favor of the Tenant arising after such sale or conveyance-, and in such event, Tenant agrees to look solely to the successor in interest of the Landlord in

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                                                                        02/10/98

and to this Lease. In the event that the Landlord elects to partition the subject property of which the premises is a part (approx. 77,000 S.F. on 10 acres) and sell only the Premises to a "disinterested third party" (not a subsidiary or partner of the Landlord), then the Tenant will have the first right of refusal to purchase the Premises under the same terms as the third party offer. This right of first refusal shall not apply to a proposed sale of the entire 99.7144-acre tract of which the Premises is a part or any portion thereof including more land in addition to the Premises. Tenant must respond in writing to the Landlords notification of such third party offer within five calendar days. If Tenant fails to respond, or responds by stating that Tenant does not desire to purchase the Premises then this right of first refusal shall terminate. If the sale to such third party is not consummated in substantial compliance with the terms as presented to Tenant for acceptance, the right of first refusal shall remain in force and effect.

XV.    Successors     This Lease shall inure to the benefit of and be binding
upon the parties hereto, their respective representatives, successors and assigns.

XVI.   Notices     Any notice required or desired to be given under this Lease shall be in writing with copies directed as indicated herein and shall be personally served or given by mail. Any notice given by mail shall be deemed to have been given when forty-eight (48) hours have elapsed from the time when such notice was deposited in the United States mails, certified and postage prepaid, addressed to the party to be served with a copy as indicated herein at the last address given by that party to the other party under the provisions of this part. For purposes of mailing notices, at the date of the execution of this Lease the addresses for such notification are:

                         Landlord:  Stolthaven Houston Inc.
                                    15602 Jacintoport Blvd.
                                    P.O. Box 96438
                                    Houston, Texas 77213-6438
                                    Contact: Mr. Steve Turchi
                                    Telephone No.: (281) 457-8875
                                    Facsimile No.: (281) 457-5957

                         Tenant:    Total Building Systems, Inc.
                                    6250 North Houston Rosslyn Road
                                    Houston, TX 77091-3410
                                    Contact: Charles D. McPhail
                                    Telephone: (713) 462-6333
                                    Fax: (713) 462-0080

XVII.  Tenant's Default    The Landlord shall have the right to terminate this
Lease or to terminate Tenant's right of possession without terminating this Lease in the event that:

       A. Any monthly rent is not paid within ten (10) days after the due date thereof, or any other charge due hereunder is not paid when due, and such rent payment or other charge continues to remain unpaid for a period of ten (10) days after written notice of such nonpayment is given by the Landlord to Tenant.

       B. Tenant fails to correct or cure its breach of any covenant or agreement of the Tenant contained in this Lease, except with respect to nonpayment of rent and other charges due hereunder, within thirty (30) days after Landlord has notified Tenant in writing of any such breach thereof.

       C. A proceeding is commenced to declare Tenant bankrupt or insolvent or any assignment of Tenant's property is made for the benefit of creditors, or a receiver or trustee is appointed for Tenant or Tenant's property or business, and, such proceeding is not dismissed or such a receiver/trustee not removed within a period of sixty (60) days thereafter.

XVIII  Eminent Domain - Condemnation

       A. If the whole or any part of the Premises or the building in which the Premises are located shall be taken by any public domain or condemnation and this Lease remains in full force and effect, on the date of the taking the monthly rent shall be reduced by an amount that is in the same ratio to the monthly rent as the value of the area of the portion of the Premises taken bears to the total value of the Premises immediately before the date of taking,

       B. Rent shall be abated or reduced during the period from the date of the taking until the completion of the restoration, if any, but all other obligations of the Tenant under this Lease shall remain in full force and effect. The abatement or reduction of rent shall be based on the extent to which the restoration interferes with the Tenant's use of the Premises. Should the premises or building taken be such that Landlord considers restoration to be impossible or inappropriate, Landlord shall so notify Tenant and this Lease shall be terminated as of the date of such notice.


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       C. All damages awarded for such taking shall accrue to the account of the
Landlord, except any award provided to or on behalf of the Tenant in connection with the loss of its leasehold interest or for removal and reinstallation of fixtures, loss of business or moving expenses shall accrue tot he account of the Tenant.

XIX.   Taxes

       A. Tenant shall pay before delinquency all taxes, assessments, license fees and other charges ("Taxes") that are levied and assessed against the Tenant's personal property installed or located in or on the Premises, and that become payable during the Term of the Lease.

       B. Landlord shall pay all real property taxes and general and special assessments ("Real Property Taxes") on the Premises; provided, however, Tenant shall pay all increases in Real Property Taxes over and above those Real Property Taxes levied and assessed against the Premises for the base year which is the tax fiscal year 1998. Landlord shall notify tenant of Tenant's share of the Real Property Taxes and together with such notice shall furnish Tenant with a copy of the tax statement, including the tax statement for the base year, and an explanation of the basis of the charge to the Tenant. Tenant shall reimburse Landlord for Tenant's share of the increases in the Real Property Taxes not later than ten (10) days before the taxing authorities' delinquent date or ten
(10) days after receipt of the tax statement., whichever is later, except that Tenant shall have the right, at its election and expense, to contest, in the name of the Landlord, any tax, levy or assessment for which Tenant may be required to reimburse Landlord in whole or in part so long as the contesting thereof is not prejudicial to the Landlord, and landlord covenants and agrees to execute any documents necessary to perfect Tenant's rights of contest herein contained. Tenant shall have the right to allow any assessment or any other charge Tenant is required to pay hereunder to go to bond or to otherwise defer payment thereon for the maximum lawful period.

       C. Tenant agrees to pay to Landlord all sales and use taxes due on the lease of tangible personal property by the Tenant and taxable services provided by the Lessor, (such as repairs and maintenance made to real or personal property, utility services, rail switching services, etc.) If any, or provide the Landlord with a valid sales and use tax Resale Certificate, Exemption Certificate or a direct pay permit number. These sales and use taxes shall be in addition to the rental amount provided by Paragraph III above.


XX.    Damage or Destruction

       A. If during the Term, the Premises totally or partially destroyed from any cause, rendering the Premises totally or partially inaccessible or unusable, Landlord, at its election, can either terminate this Lease or restore the Premises and, if restored, this Lease shall continue in full force and effect. If the existing laws do not permit the restoration, either party can terminate this Lease immediately by giving written notice to the other party.

       B. In case of damage or destruction, there shall be an abatement or reduction of rent from the date of destruction to date of substantial completion of restoration, based on the extent to which the destruction interferes with Tenant's use of the Premises. Should such damage occur, Landlord, at its election , may give Tenant written notice of termination of this Lease or Landlord may restore the Premises.


XXI    Insurance   During the term of this Lease, Tenant shall maintain at its sole and expense:

       A. Workers' Compensation Insurance which shall comply with all requirements of the workers' compensation laws of the State of Texas and shall include coverage for U.S. Longshoremen's and Harbor Worker's benefits where employees shall be subject to these provisions. In addition, Tenant shall maintain Employer's Liability Insurance in an amount not less than $100,000 per person.

       B. Liability Insurance - Comprehensive General Liability and Automobile Liability coverage in amounts not less than $1,000,000.combined single limits. Landlord shall be endorsed to the policy(ies) as an additional insured. The policy(ies) shall not contain any Intra-Insured exclusions as between Insured persons or organizations, but shall include coverage for insured liability assumed under this Lease as an "Insured Contract" for the performance of Tenant's indemnity obligations under this Lease.

       C. Personal Property Insurance - covering Tenant's personal property and Tenant Owned Alterations in, on or about the Premises in amounts not less than 80% of the actual cash value of the personal property and Owned Alterations.

       D. In addition to meeting the required limits of insurance in this Lease, Tenant shall deliver to the Landlord certificate or certificates of insurance evidencing the existence and amounts of, the Insurance

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required under Sections XXI.A., B. and C. The certificate or certificates must evidence that the following terms are applicable to such insurance, such evidence being CLEARLY STATED ON CERTIFICATE SUBMITTED TO THE LANDLORD.

          1. Showing Stotlhaven Houston, Inc. as an additional insured under the General Liability and Automobile Liability policies with respect to any insured liability arising out of this Lease. A copy of the policy endorsements naming Stolthaven Houston Inc. as additional insured must be submitted to the Landlord.

          2. In the event of material change in, or cancellation of, this insurance, the company will notify Stolthaven Houston Inc. at least thirty
     (30) days prior to the effective date of such change or cancellation. All policies maintained under this provision shall be endorsed to provide thirty (30) days prior written notice of cancellation to Landlord; provided, however, that if cancellation is due to non-payment of premium, only ten (10) days prior written notice shall be required.

          3. Tenant and Landlord each hereby releases the other and their respective employees, agents, and every person claiming by, through or under either of them, from any and all liability and responsibility for any loss or damage to any property (real or personal) caused by fire or any other insured peril covered by insurance policies for the benefit of either party, even if such loss or damage shall have been caused by the fault or negligence of the other party, their employees or agents. All policies of insurance maintained under this Section XXI shall include waiver of subrogation endorsement in favor of Landlord.

INSURANCE CERTIFICATES EVIDENCING SUCH POLICIES SHALL BE DELIVERED TO LANDLORD UPON OCCUPANCY OF THE PREMISES, it being expressly understood that failure to maintain insurance is a material breach of contract and time being of the essence. In the event that any insurance as required herein is provided on a "claim-made" basis, such insurance shall provide for a retroactive date not later than the commencement of such Lease. If the purchase of an "optional extension period," "optional claims reporting period" or other similarly titled clause is necessary to maintain coverage as required hereunder, such clause shall provide insurance for all occurrences as required herein. The limits of said Insurance required by this Lease or as carried by Tenant shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. All insurance to be carried by Tenant shall be primary to and not contributory with any similar insurance carried by the Landlord, whose Insurance will be considered excess insurance only.

XXII.  Indemnification    Tenant agrees to indemnify and save harmless Landlord
from any claims, costs and expenses (including attorney's fees) for personal injury or property damage which may be made against the Landlord which arises out of use of the Premises by Tenant or any agent, employee, contractor or guest of Tenant, unless such claim is due to the sole negligence of Landlord.

XXIII. Remedies

       A. Upon the occurrence of any of such events of default described in
Article XVII hereof, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

          (1) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearage in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim of damages therefor.

          (2) Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be. occupying such Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages therefor, and relet the Premises and receive the rent therefor.

          (3) Enter upon the Premises, by force if necessary, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of -this Lease; and, Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action, whether caused by the negligence of Landlord or otherwise.

          (4) Alter all locks and other security devices at the Premises without terminating this Lease.


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                                                                        02/10/98

          (5) Terminate deliveries of water, gas or electricity which Landlord may be providing hereunder, without terminating the Lease.

          (6) Deny rail or road access to Tenant and its representatives and prohibit the removal of Tenant's personal property on which Landlord has or may perfect a statutory or Landlord's lien arising from such default without terminating the Lease.

In the event Landlord may elect to regain possession of the Premises by a forcible detainer proceeding, Tenant hereby specifically waives any statutory notice which may be required prior to any such proceeding, and agrees that Landlord's execution of this Lease is, in part, consideration for this waiver.

In the event Tenant fails to pay any installment of rent hereunder as and when such installment is due, to help defray the additional cost to Landlord for processing such late payments Tenant shall pay to Landlord on demand a late charge in an amount equal to five percent (5%) of such installment; and the failure to pay such amount within ten (10) days after demand therefor shall be an event of default hereunder. The provision for such late charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

       B. Exercise by Landlord or any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance by Landlord of surrender of the Premises by Tenant, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No such alteration of locks or other security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others at the Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting, after any event of default, to the aforesaid exercise of dominion over Tenant's property within the Premises. All claims for damages by reason of such re-entry and/or repossession and/or alteration of locks or other security devices are hereby waived, as are all claims for damages by reason of any distress warrant, forcible detainer proceedings, sequestration proceedings or other legal process. Tenant agrees that any reentry by Landlord may be pursuant to judgement obtained in forcible detainer proceedings or other legal proceedings or without the necessity for any legal proceedings, as Landlord may elect, and Landlord shall not be liable in trespass or otherwise.

       C. In the event Landlord elects to terminate the Lease by reason of any event of default, then notwithstanding such termination, Tenant shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, the sum of all rental and other indebtedness accrued to date of such termination, plus, as damages, an amount equal to the difference between (i) the total rental hereunder for the remaining portion of the lease term (had such term not been terminated by Landlord prior to the date of expiration stated in
Article 11) and (ii) the then present value of the then fair rental values of the premises for such period.

       D. In the event that Landlord elects to repossess the Premises without terminating the Lease, then Tenant shall be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, all rental and other indebtedness accrued to the date of such repossession, plus rental required to be paid by Tenant to Landlord during the remainder of the lease term until the date of expiration of the term as stated in Article II diminished by any net sums (if any) thereafter received by Landlord through reletting the Premises during said period (after deducting expenses incurred by Landlord as provided in subparagraph E of Article XXIII hereof). In no event shall Tenant be entitled to any excess of any rental, obtained by reletting over and above the rental herein reserved. Actions to collect amounts due from Tenant to Landlord under this subparagraph may be brought from time to time, on one or more occasions, without the necessity of Landlord's waiting until expiration of the lease term.

       E. In case of any event of default or breach by Tenant, or threatened or anticipatory breach or default, Tenant shall also be liable for and shall pay to Landlord, at the address specified for notice to Landlord herein, in addition to any sum provided to be paid above, brokers' fees incurred by Landlord in connection with reletting the whole or any part of the premises; the costs of removing and storing Tenant's or other occupants property; the costs of repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants; and all reasonable expenses incurred by Landlord in enforcing or defending Landlord's rights and/or remedies including reasonable attorney's fees which shall be not less than fifteen percent (15%) of all sums then owing by Tenant to Landlord whether suit is actually filed or not.

       F. In the event of termination or repossession of the Premises for an event of default, Landlord shall not have any obligation to relet or to attempt to relet the Premises, or any portion thereof, or to collect rental after reletting; and in the event of reletting, Landlord may relet the whole or any portion of the Premises for any period to any tenant and for any use and purpose.

       G. If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted, Landlord, without being under any obligation to do so and without thereby waiving such

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
default, may make such payment and/or remedy such other default for the account of Tenant (and enter the Premises for such purpose), and thereupon Tenant shall be obligated to, and hereby agrees, to pay Landlord upon demand, all costs, expenses and disbursements ~including reasonable attorney's fees) incurred by Landlord in taking such remedial action.

       H. In the event of any default by Landlord, Tenant's exclusive remedy shall be an action for damages (Tenant hereby waiving the benefit of any laws granting it a lien upon the property of Landlord and/or upon rent due Landlord), but prior to any such action Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall thereupon have thirty days in which to cure any such default. Unless and until Landlord fails to so cure any default after such notice, Tenant shall not have any remedy or cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its possession of the Premises and not thereafter. The term "Landlord" shall mean only the owner, for the time being of the interest in the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, but such covenants and obligations shall be binding during the lease term upon each new owner for the duration of such owner's ownership. Notwithstanding any other provision hereof, Landlord shall not have any personal liability hereunder. In the event of any breach or default by Landlord in any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then owned by Landlord in the Premises; however, in no event shall any deficiency judgement or any money judgement of any kind be sought or obtained against any part Landlord.

       1. In the event that Landlord shall have taken possession of the Premises pursuant to the authority herein granted, then Landlord shall have the right to keep in place and use all of the furniture, fixtures and equipment at the Premises, including that which is owned by or leased to Tenant at all times prior to any foreclosure thereon by Landlord or repossession thereof by any lessor thereof or third party having a lien thereon. Landlord shall also have the right to remove from the Premises (without the necessity of obtaining a distress warrant, writ of sequestration or other legal process) all or any portion of such furniture, fixtures, equipment and other property located hereon and to place same in storage at any Premises within the County in which the Premises is located; and in such event, Tenant shall be liable to Landlord for costs incurred by Landlord in connection with such removal and storage. Landlord shall also have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person ("Claimant") claiming to be entitled to possession thereof who presents to Landlord a copy of any instrument represented to Landlord by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity of said instrument's copy of Tenant's or Tenant's predecessor's signature thereon and without the necessity of Landlord making any nature of investigation or inquiry as to the validity of the factual or legal basis upon which Claimant purports to act; and Tenant agrees to indemnify and hold Landlord harmless from all cost, expense, loss, damage and liability incident to Landlord's relinquishment of possession of all or any portion of such furniture, fixtures, equipment or other property to Claimant. The rights of Landlord herein stated shall be in addition to any and all other rights which Landlord has or may hereafter have at law or in equity; and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

XXIV   Landlord's Lien     N/A

XXV.   Consequential Damages     In no event will Landlord be liable for any
special, indirect or consequential damages, including without limitation, loss of revenue or profit, loss of production, loss of market or loss of sales by Tenant due to any interruption in or reduction of any service or utility provided to Tenant by Landlord, regardless of whether such service or utility was either expressly provided for or implied under this Lease.

XXVI.  Severability     In case any one or more of the provisions contained in
this Lease shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Lease shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

XXVII. Commission     Landlord agrees to pay Colliers Appelt Womack, Inc. as
defined under a separate agreement as compensation for negotiating this Lease.

XXVIII. Rules and Regulations     N/A

XXIX.  Cranes     The existing overhead cranes constitute a portion of the
Premises and Tenant shall have the exclusive use of the cranes. Tenant acknowledges that the cranes have been checked by Tenant, are satisfactory to Tenant and are adequate for the lifts required for Tenant's operations.~Tenant agrees to make any repairs necessary to keep the cranes operational and in a safe condition during the term of the Lease at Tenant's sole cost and expense to return the cranes to the Landlord in good working order. LANDLORD DOES NOT WARRANT THE CONDITION OR USE OF THE CRANES FOR

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

                                                                        02/10/98


TENANT'S PURPOSES SINCE LANDLORD HAS NO CONTROL OVER SUCH UTILIZATION AND LANDLORD EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CRANES. Tenant agrees to hold Landlord harmless from and against any claims, demands or causes or action which may be asserted by any agent, employee, contractor or guest of

Tenant in the event of financial loss or personal injuries resulting from or attributable to the use of the crane.

XXX. Special Conditions

1.   Premises are provided in their as-is, where-is condition.

2. Provided that Tenant is not in default under this Lease, Tenant shall have the right to extend the term of this lease for five (5) consecutive one-year periods. Tenant shall give Landlord written notice of its intent to exercise any such one-year extension, such notice to be received by Landlord at least ninety (90) days prior to the expiration of the initial term of this Lease or any extension term. If Tenant fails to timely exercise any such extension, this Lease shall expire in accordance with the terms hereof at the end of the initial term or the extension term then in effect.

     Anytime during the (5) 1-year option periods, the Landlord may terminate the lease upon six (6) months written notice. However, it is agreed that the Landlord shall not terminate the option period of the lease simply for an increase in the rental rate over the rates defined in Section III.

     Furthermore, provided that Tenant is not then in default under this Lease, Tenant shall have a one-time option to terminate this Lease after the first thirty-six (36) months of this Lease and at least ninety (90) days prior to the proposed termination date, and must pay to Landlord, as a condition to such termination, the sum of Fifty Thousand Dollars ($50,000.00) prior to such termination date, which sum shall be in addition to monthly rental and other sums due under this Lease until the termination date.

3. Tenant may use the gravel road on the east edge of the property on a non-exclusive basis where Tenant will be solely responsible for the maintenance of the road and securing the gate. It is expressly understood and agreed by Tenant that Landlord has no right to use that portion of the gravel road not located on Landlord's property, and that Tenant shall be responsible for obtaining any consents or agreements necessary for Tenant to use any extension of the gravel road not located on Landlord's property.

4. Tenant acknowledges that pursuant to a Lease Agreement (the "Evans Lease") dated August 14, 1997, between Landlord and Evans Cooperage of Houston, Inc. ("Evans"), Evans has a non-exclusive easement to use a portion of the Premises which is the subject of this Lease. The portion of the Premises encumbered by such non-exclusive easement is shown on Exhibit A. Landlord agrees that it shall use its reasonable efforts to have Evans release this-non-exclusive easement right-, provided, however, that the premises shall be subject to such non-exclusive easement and the right of Evans to use same until a release is obtained from Evans.

5. Tenant, at Tenant's sole cost and expense, may erect fencing to partition the Premises from the premises currently leased to Evans (the "Evans Premises"). The Evans Premises are shown on Exhibit B attached hereto and made a part hereof. It is understood and agreed, however, that until Evans releases any rights that it may have to use "Gate 3" as an entrance to the Evans Premises, Tenant must provide Evans with access to the Evans Premises through any fence erected by Tenant. Landlord agrees to use reasonable efforts to have Evans release its rights to use Gate 3.

6. Upon the expiration or termination of the Evans Lease, Tenant must lease that portion of the Evans Premises consisting of 31,344 square feet of the warehouse and 1,000 square feet of office space at a rental rate of $8,760 per month. Such space shall become part of the Premises and shall be governed by the terms and provisions of this Lease. Landlord and Tenant agree that they shall enter into an Amendment to this Lease evidencing that such square footage is part of the Premises and setting forth the new monthly rental payments to be made by Tenant within ten (10) days after the expiration or termination of the Evans Lease.

7. It is understood and agreed by Tenant that the use of "Gate 3" to the Premises, being the main access gate, is non-exclusive and that Landlord and its other tenants (whether current



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
                                                                        02/10/98

or future tenants), and the servants, agents, employees, contractors, and invitees of Landlord and such other tenants, shall have the right to use "Gate 3" on a non-exclusive basis with Tenant.

Tenant acknowledges and agrees that a portion of the Premises consists of property currently leased by Landlord to Shipside Crating Company pursuant to a Lease Agreement dated June 19, 1997 (the "Shipside Lease"). Landlord agrees that it shall terminate the Shipside Lease and that Tenant will be delivered possession of the premises covered by the Shipside Lease within sixty (60) days after the commencement of the term of this Lease. Until Tenant is delivered possession of the premises covered by the Shipside Lease, the full monthly rental payment due Landlord under the terms of this Lease shall be reduced by the amount of $2,900.00 each month (to be prorated for any partial month). Upon delivery to

     Tenant of possession of the premises covered by the Shipside Lease, the full monthly rental payments set forth in Section III of this Lease shall be applicable.

9. Landlord hereby reserves unto itself, its successors and assigns, the right to install pipelines, utility apparatus, and other equipment within a ten foot (10') wide strip of land running adjacent to the fence located along the westerly property line of the Premises, together with the right to enter upon the Premises, to the extent necessary, for the purpose of repairing, replacing, removing, and maintaining such pipelines, utility apparatus, and other equipment.

10.  Tenant shall be responsible for the following utilities:

          A. Electricity - Currently, electrical service is in the name of Landlord, with Landlord collecting from Evans the amount of the electric bill. Tenant shall have the electrical service for the Premises put in its name. Tenant acknowledges that the Premises and the premises occupied by Evans are not separately metered. Landlord shall obtain an agreement from Evans wherein Evans shall pay its share of the electric bill, such share to be an amount equal to the average amount paid by Evans over the five months preceding receipt of the current electric bill.

          B. Water and sanitary sewer - Water for domestic use within the Premises is supplied by waterwell and will be provided at no charge. This water supply is nonpotable., Tenant may', if it so desires and at Tenant's sole cost and expense, install lines that will connect with the potable water lines of Landlord. Upon any such installation and connection, Tenant shall pay a monthly fee for the use of Landlord's potable water facilities in the amount of $2.50 for each 1,000 gallons (or portion thereof) of metered water used by Tenant during such month. Tenant shall be obligated to construct and install at ,Tenant's sole cost and expense lines that will contleci with Landlord's sanitary sewer facilities. The location of such lines shall be determined by the mutual agreement of Landlord and Tenant. Upon connection with Landlord's sanitary sewer facilities, Tenant shall pay a monthly fee for the use of the Landlord's sewage facilities in the amount of $.50 for each 1,000 gallons (or portion thereon of metered water used by Tenant during such month.

          C. Natural gas - Currently, natural gas service is in the name of Landlord, with Landlord collecting from Evans the amount of the natural gas bill. Tenant shall have the natural gas service for the Premises put in its own name. Tenant acknowledges that the Premises and the premises occupied by Evans are not separately metered. Landlord shall obtain an agreement with Evans whereby Evans agrees to pay an amount equal to one-tenth of the monthly bill.

          D. Telephone - To be obtained by Tenant.

11. Tenant has the right (but not the obligation) to incur expenses up to $15,000 to install new water and sewer lines (according to Landlord specifications), repair the existing overhead cranes and repair-overhead doors where such repairs shall be completed within 90 days of the commencement of this lease. If such expenses exceed $15,000, the Landlord-will agree to split the additional expenses 50/50 where the Landlord's share of the expenses shall not exceed $2,500. Landlord agrees to make payment to Tenant for Landlord's share of such costs within thirty
     (30) days after receipt of invoices evidencing the costs incurred by Tenant.

     Notwithstanding the above, the Tenants obligations to make repairs shall be as defined in Section VIII of this lease.


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

                                                                        02/10/98

XXXI.  Entire Agreement.     This Agreement (including the Special Conditions,
if any, provided in Article XXX next above) constitutes the entire agreement of Landlord and Tenant with respect to the matters covered hereby and those provisions of all prior agreements between the parties or entities owned or controlled in whole or in part by any party hereto are, to the extent such prior agreements relate to matters covered hereby, merged into this Agreement, and the terms of this Agreement shall in all respects be controlling over such portions of any such prior agreements.

In the event that this document is not executed and returned to Landlord within fife business days from the date of delivery to the Tenant this contract offer shall become null and void.

IN WITNESS WHEREOF, the parties have hereunto set their hands.

STOLTHAVEN HOUSTON INC.                         TOTAL BUILDING SYSTEMS, INC.


BY: /s/ Stephen E. Rurchi                       By: /s/ Douglas D. Smith
    --------------------------                      ---------------------------
ITS: Terminal Manager                           ITS: General Counsel
    --------------------------                      ---------------------------
       -LANDLORD-                                       -TENANT-

                                    Exhibit A

                              [diagram of building]







                                       10